Exhibit 99.1

FOR IMMEDIATE RELEASE

Infinity Contacts: Investors: Gerald Quirk, 617-453-1224 gerald.quirk@infi.com	Intellikine Contact: Felicia Vonella, 917-826-3427 felicia@lascommunications.com

Media: Sheryl Seapy, 949-608-0841 sheryl@purecommunicationsinc.com

INFINITY AND INTELLIKINE ENTER AGREEMENT TO DEVELOP

ORAL THERAPIES TARGETING PI3 KINASE DELTA, GAMMA

– Infinity Uses Scientific Expertise and Financial Strength to Enter New Therapeutic Area –

– Intellikine Retains Strategic Development and Commercial Rights in Oncology in Deal Valued Up to $488 Million –

CAMBRIDGE, Mass. and LA JOLLA, Calif. – July 8, 2010 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI), an innovative drug discovery and development company, and Intellikine, Inc., a leader in the development of small molecule drugs targeting the PI3K/mTOR pathway, today announced an agreement under which Infinity obtained global development and commercialization rights to Intellikine’s portfolio of inhibitors of the delta and gamma isoforms of phosphoinositide-3-kinase (PI3K). Among these inhibitors is INK1197, an orally available dual delta/gamma-specific inhibitor of PI3K for which clinical development in inflammatory diseases is expected to commence in 2011.

Under the terms of the agreement, Intellikine will receive $13.5 million in initial license payments, committed research funding over the first two years of the relationship to identify additional novel delta, gamma and dual delta/gamma-specific inhibitors of PI3K for future development, up to $25 million in success-based milestones for the development of two distinct product candidates, and up to $450 million in success-based milestones for the approval and commercialization of two distinct products. In addition, Intellikine will be entitled to receive royalties upon successful commercialization of products licensed to Infinity. For products directed primarily to oncology indications, Intellikine will have the option, at the end of Phase 2 clinical development and upon payment of an option fee, to convert its royalty interest in U.S. sales into the right to share in 50% of profits and losses on U.S. development and commercialization, and to participate in up to 30% of the detailing effort for these products in the United States.

The PI3Kdelta/gamma program licensed from Intellikine will be a part of Infinity’s existing strategic alliance with Mundipharma International Corporation Ltd. and will be governed by the same terms as Infinity’s internally-discovered programs. Such terms include Mundipharma’s funding of Infinity’s research and development expenses for the PI3K program through the later to occur of December 31, 2013 and the commencement of Phase 3 development, subject to aggregate funding caps across the partnered portfolio under a three-year rolling plan, and reimbursement of 50% of research and development expenses thereafter. In addition, Mundipharma will have commercialization rights outside of the United States to any successfully developed products, subject to the payment of royalties of up to 20% on net sales.

“This agreement is emblematic of Infinity’s strategy to use our scientific expertise and financial strength to expand our portfolio of high-quality development programs in areas where there is a significant unmet medical need and for which Infinity is well positioned to reveal – and then realize – the potential of such programs. We expect to seek additional opportunities to broaden our portfolio of innovative product candidates in the future,” said Adelene Q. Perkins, president and chief executive officer of Infinity. “We are excited to develop INK1197 in inflammation and to work closely with the Intellikine team to identify additional differentiated PI3Kdelta/gamma inhibitors for both inflammation and oncology,” said Julian Adams, Ph.D., president of research and development at Infinity. “Targets such as PI3Kdelta and PI3Kgamma have broad applicability across inflammatory and oncology indications, creating many opportunities to make a meaningful impact for patients.”

“Intellikine has rapidly assembled a leading pipeline of drug candidates against the PI3K/mTOR pathway,” said Troy Wilson, Ph.D., J.D., president and chief executive officer of Intellikine. “We are excited to work with our colleagues at Infinity, who share our strong scientific culture and sense of urgency to advance this program forward. Additionally, this collaboration provides us with significant resources to advance our own TORC1/2 and PI3Kalpha drug candidates. The opportunity to co-develop and co-detail PI3Kdelta/gamma drug candidates in oncology with Infinity is a key component of our strategy to build an oncology business.”

By virtue of the expansion of Infinity’s portfolio to include the PI3Kdelta/gamma program, Infinity expects to exceed the $65 million cap for 2010 set forth in the research plan under the Mundipharma/Purdue Pharma alliance. As a result, Infinity now projects a 2010 cash burn of between $35 and $45 million and a year-end cash balance of between $85 and $95 million, not including amounts that may be drawn by Infinity under the $50 million line of credit available from Purdue. Infinity continues to expect that its current cash and investments, together with research and development funding from Mundipharma and Purdue and proceeds from the line of credit, are sufficient to fund the company’s operations into 2013 and enable the company to reach key development milestones and evaluate additional external opportunities to strategically enhance its pipeline.

About PI3K and INK1197

The phosphoinositide-3-kinases (PI3Ks) are a family of enzymes involved in cellular functions, including cell proliferation and survival, cell differentiation, intracellular trafficking and immunity. The delta and gamma isoforms of PI3K are strongly implicated in immune-mediated inflammatory and allergic disorders. Restricted primarily to cells of the immune system, these two isoforms regulate diverse cellular functions of the immune system. INK1197 is an orally-available, small molecule, dual-selective inhibitor of PI3Kdelta and PI3Kgamma. INK1197 has demonstrated activity in preclinical models of rheumatoid arthritis, allergy and inflammation. Infinity intends to develop INK1197 in immune-mediated inflammatory diseases. Beyond INK1197, Intellikine will contribute its collection of novel PI3Kdelta-selective and PI3Kdelta/gamma dual-selective compounds, providing multiple opportunities for Infinity to develop differentiated therapies against inflammatory and autoimmune diseases as well as hematologic cancers.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop, and deliver to patients best-in-class medicines for difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs in the inhibition of the Hsp90 chaperone system, the Hedgehog pathway and fatty acid amide hydrolase are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

About Intellikine, Inc.

Intellikine is a private, clinical-stage company focused on the discovery and development of innovative small molecule drugs targeting the PI3K/mTOR pathway. Intellikine’s most advanced program, INK128, a selective TORC1/2 inhibitor for the treatment of cancer, is currently in a Phase 1 clinical trial in patients with advanced solid tumors. In addition, Intellikine was recently awarded a $1 million grant from the Multiple Myeloma Research Foundation to advance INK128 as a potential treatment for patients with multiple myeloma. Intellikine is also advancing a first-in-class PI3Kalpha-selective inhibitor, INK1117, which is currently being prepared for human clinical trials in cancer. Beyond INK128 and INK1117,

Intellikine has generated one of the leading pipelines of drug candidates against important therapeutic targets in this pathway. Intellikine has raised $41 million from an outstanding group of life science investors, including Abingworth, Sofinnova Ventures, CMEA Capital, Novartis Venture Funds, U.S. Venture Partners, Biogen Idec and FinTech Global Capital. For more information, please visit the company’s website at www.intellikine.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the applicability of PI3K as a target for treating inflammatory and oncology indications, the development and advancement of INK1197, the discovery of additional inhibitors of PI3K, estimates of Infinity’s 2010 financial performance, the expectation that Infinity will have capital to fund operations into 2013, reach development milestones and evaluate additional external opportunities, and Infinity’s future business development objectives. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s strategic alliance with Purdue and Mundipharma will continue for its expected term or that they will fund Infinity’s programs as agreed, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations could also be affected by the risks and uncertainties described under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 6, 2010. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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